Exhibit (a)(5)

                                                       PRESS RELEASE
                                                       FOR IMMEDIATE RELEASE



Sutter Capital Management, LLC
150 Post Street, Suite 320
San Francisco, California 94108

                                November 14, 2002

Re:      Offer to Purchase Shares of CNL AMERICAN PROPERTIES FUND, INC.

SUTTER HOLDING COMPANY, INC.; SUTTER OPPORTUNITY FUND 2, LLC; and SUTTER ACQUISITION FUND, LLC (collectively the "Purchasers") have extended the expiration date for their tender offer to purchase up to 2,250,000 Shares of Common Stock, Par Value $.01 ("Shares") in CNL AMERICAN PROPERTIES FUND, INC., a Maryland corporation (the "Company") at a purchase price equal to $7.00 per Share.

The extended Expiration Date is November 29, 2002.

All tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time on or after November 22, 2002.

As of November 14, 2002, a total of 14,731 Shares had been tendered to the Purchasers and not withdrawn.

          For further information, contact Robert E. Dixon at the above address.